Exhibit 5.2

Law Offices

One Logan Square, Ste. 2000

Philadelphia, PA

19103-6996

(215) 988-2700 phone

(215) 988-2757 fax

www.drinkerbiddle.com

California

Delaware

illinois

new jersey

new york

pennsyLVania

washington d.c.

wisconsin

Established 1849

June 9, 2016

Citigroup Global Markets Inc.

UBS Securities LLC

as Representatives of the several

Underwriters named in Schedule I

to the Pricing Agreement

hereinafter described

Ladies and Gentlemen:

We have acted as special Pennsylvania counsel to Aetna Inc., a Pennsylvania corporation (the “Company”), in connection with the execution and delivery of, and the closing held today under, the Underwriting Agreement dated May 1, 2012 (the “Underwriting Agreement”) among the Company and Citigroup Global Markets Inc. and UBS Securities LLC, as representatives of the several Underwriters (the “Underwriters”) named in Schedule I to the Pricing Agreement dated June 2, 2016 (the “Pricing Agreement”) among the Company and the Underwriters, providing for the issuance and sale by the Company of its (i) Floating Rate Senior Notes due December 8, 2017 in the aggregate principal amount of $500,000,000, (ii) 1.700% Senior Notes due June 7, 2018 in the aggregate principal amount of $1,000,000,000, (iii) 1.900% Senior Notes due June 7, 2019 in the aggregate principal amount of $1,650,000,000, (iv) 2.400% Senior Notes due June 15, 2021 in the aggregate principal amount of $1,850,000,000, (v) 2.800% Senior Notes due June 15, 2023 in the aggregate principal amount of $1,300,000,000, (vi) 3.200% Senior Notes due June 15, 2026 in the aggregate principal amount of $2,800,000,000, (vii) 4.250% Senior Notes due June 15, 2036 in the aggregate principal amount of $1,500,000,000, and (viii) 4.375% Senior Notes due June 15, 2046 in the aggregate principal amount of $2,400,000,000 (collectively, the “Notes”). We understand that the Notes are being issued and sold pursuant to the Company’s Registration Statement on Form S-3 (File No. 333-200647) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), the prospectus dated December 1, 2014, included therein, the preliminary prospectus supplement dated June 2, 2016 and the final prospectus supplement dated June 2, 2016 to the prospectus included in the Registration Statement, each as filed with the Commission pursuant to Rule 424(b) under the Securities Act. This opinion is being delivered to you at the request of the Company pursuant to Section 9(d) of the Underwriting Agreement. Capitalized terms not defined herein have the meanings specified in the Underwriting Agreement.

For purposes of this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Underwriting Agreement, the Pricing Agreement, the Indenture, the Supplemental Indenture dated June 9, 2016 between the Company and the Trustee (the “Supplemental Indenture”), the form of the Notes, the Amended and Restated Articles of Incorporation and Amended and Restated By-laws of the Company, and such corporate records and other agreements, instruments and documents and such certificates of the Company or comparable documents of public officials and officers and representatives of the Company, have made such inquiries of such officers and representatives of the Company and have considered such matters of law as we have deemed appropriate as the basis of the opinions hereinafter set forth. In all such examinations, we have assumed the genuineness of signatures, the authenticity

Citigroup Global Markets Inc.

USB Securities LLC

as Representatives of the

several Underwriters

June 9, 2016

of documents submitted to us as originals, the conformity to authentic original documents of documents submitted to us as copies, and the accuracy and completeness of all records and other information made available to us by the Company. We have also assumed that you and each of the Underwriters have acted in good faith and without notice of any fact that has caused you or any of the Underwriters to reach any conclusion contrary to any of the opinions stated in this letter.

As to questions of fact material to this opinion, we have relied upon the accuracy of certificates and other comparable documents of officers and representatives of the Company, upon statements made to us in discussions with the Company’s management and upon certificates of public officials. Except as otherwise expressly indicated, we have not undertaken any independent investigation of factual matters.

The opinion in paragraph 1 concerning the corporate existence of the Company is based on a certificate dated June 8, 2016 from the Pennsylvania Department of State.

We express no opinion as to the effect on the following opinions of (a) the laws of any jurisdiction other than the laws of the Commonwealth of Pennsylvania, (b) any state securities laws or “blue sky” laws, or (c) any insurance, insurance holding company or insurance securities laws. Without limiting the generality of the foregoing, we give no opinion as to any federal securities laws.

Based on the foregoing, and subject to the qualifications, limitations and assumptions stated herein, we advise you that, in our opinion:

1.	The Company has been duly incorporated and remains validly subsisting as a corporation under the laws of the Commonwealth of Pennsylvania.

2.	The Underwriting Agreement and the Pricing Agreement have been duly authorized, executed and delivered by the Company.

3.	The Notes have been duly authorized by the Company; assuming the due authentication of the Notes by the Trustee, the Notes have been duly issued, executed and delivered by the Company.

4.	The Indenture and the Supplemental Indenture have been duly authorized, executed and delivered by the Company.

5.	The issuance and sale of the Notes and the performance by the Company of its obligations under the Notes, the Indenture, the Supplemental Indenture, the Underwriting Agreement and the Pricing Agreement will not result in any violation of (i) the provisions of the Amended and Restated Articles of

Citigroup Global Markets Inc.

USB Securities LLC

as Representatives of the

several Underwriters

June 9, 2016

Incorporation or the Amended and Restated By-Laws of the Company, or (ii) any statute of the Commonwealth of Pennsylvania or any order, rule or regulation known to us of any court or governmental agency or body of the Commonwealth of Pennsylvania having jurisdiction over the Company or any of its properties, except, with respect to clause (ii), such violations as would not have a material adverse effect on the financial condition of the Company and its subsidiaries taken as a whole and would not have a material adverse effect on the issuance or sale of the Notes.

6.	Under the laws of the Commonwealth of Pennsylvania, no consent, approval, authorization, order, registration, filing or qualification of or with any court or governmental agency or body is required for the issuance and sale of the Notes in accordance with the Indenture, the Supplemental Indenture, the Underwriting Agreement and the Pricing Agreement except for such consents, approvals, authorizations, orders, registrations, filings or qualifications that, if not obtained, would not have a material adverse effect on the financial condition of the Company and its subsidiaries taken as a whole.

Sullivan & Cromwell LLP and Davis Polk & Wardwell LLP may rely on this opinion as if addressees hereon for the purposes of their opinions dated June 9, 2016 and delivered to you. We hereby consent to the filing of this opinion as an exhibit to a report on Form 8-K to be filed by the Company on the date hereof and its incorporation by reference into the Registration Statement. In addition, we consent to the reference to our name under the caption “Validity of the Notes” in the prospectus supplement which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act. We further advise you that the opinions given herein are given as of the date hereof, limited by facts, circumstances and laws in effect as of such date, and that by rendering these opinions we undertake no obligation to advise you with respect to any changes therein.

Very truly yours,

/s/ Drinker Biddle & Reath LLP

DRINKER BIDDLE & REATH LLP